Maxus Real Property Investors - Four, L.P.

                       Financial Statements and Schedules

                           November 30, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                   Maxus Real Property Investors - Four, L.P.

                                Table of Contents


                                                                          Page

Independent Auditors' Report                                                 1

Balance Sheets                                                               2

Statements of Operations                                                     3

Statements of Partners' Deficit                                              4

Statements of Cash Flows                                                     5

Notes to Financial Statements                                                6

Schedules

1    Reconciliation of Partners' Deficit                                    11

2    Real Estate and Accumulated Depreciation                               12

                          Independent Auditors' Report

The Partners
Maxus Real Property Investors - Four, L.P.:

We have audited the accompanying balance sheets of Maxus Real Property Investors
- Four, L.P. (the Partnership) as of November 30, 2001 and 2000, and the related statements of operations, partners' deficit, and cash flows for the years then ended. In connection with our audits of the financial statements, we have also audited the financial statement schedules listed in the accompanying table of contents. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxus Real Property Investors - Four, L.P. as of November 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                /s/ KPMG LLP

December 21, 2001

                   MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                                 Balance Sheets
                           November 30, 2001 and 2000

                Assets                                          2001            2000
                                                            ------------    -----------
Investment property (note 2):
Land                                                        $  1,014,000       1,014,000
Buildings and improvements                                    15,615,000      15,313,000
                                                            ------------    ------------
                                                              16,629,000      16,327,000

Less accumulated depreciation                                  9,844,000       9,259,000
                                                            ------------    ------------
Total investment property, net                                 6,785,000       7,068,000

Cash                                                           1,048,000       1,186,000
Accounts receivable, less allowance for doubtful accounts         30,000          51,000
Prepaid expenses                                                  48,000          12,000
Deferred expenses, less accumulated amortization                  93,000          93,000
Income tax deposit (note 4)                                      109,000            --
                                                            ------------    ------------
                                                            $  8,113,000       8,410,000
                                                            ============    ============

        Liabilities and Partners' Deficit

Liabilities:
  Mortgage note payable (note 2)                            $  9,900,000       9,900,000
  Accounts payable and accrued expenses                          216,000         124,000
  Real estate taxes payable                                      125,000            --
  Refundable tenant deposits                                      94,000          99,000
                                                            ------------    ------------
  Total liabilities                                           10,335,000      10,123,000

Partners' deficit                                             (2,222,000)     (1,713,000)
                                                            ------------    ------------

  Total liabilities and partners' deficit                   $  8,113,000       8,410,000
                                                            ============    ============


See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                            Statements of Operations
                           November 30, 2001 and 2000


                                                                2001            2000
                                                             ----------   ----------
Revenues:
    Rental                                                   $2,676,000    2,783,000
    Other (note 3)                                              255,000      296,000
                                                             ----------   ----------
             Total revenues                                   2,931,000    3,079,000
                                                             ----------   ----------
Expenses:
    Depreciation and amortization                               595,000      706,000
    Repairs and maintenance, including common
      area maintenance                                          352,000      384,000
    Real estate taxes                                           136,000      217,000
    Interest                                                    738,000    1,048,000
    Professional fees                                           170,000      118,000
    General and administrative                                  215,000      201,000
    Utilities                                                   154,000      186,000
    Management fees - related parties (note 8)                  184,000      183,000
    Other                                                       246,000      244,000
                                                             ----------   ----------
             Total expenses                                   2,790,000    3,287,000
                                                             ----------   ----------
             Income (loss) before gain on sale                  141,000     (208,000)

Gain on sale of Cobblestone Court (note 7)                         --      1,541,000
                                                             ----------   ----------
             Net income                                      $  141,000    1,333,000
                                                             ==========   ==========
Net income allocation:
    General partners                                         $    2,000       23,000
    Limited partners                                            139,000    1,310,000
                                                             ----------   ----------
                                                             $  141,000    1,333,000
                                                             ==========   ==========
Limited partners' data:
    Net income per unit                                      $    10.76        96.82
                                                             ==========   ==========

    Weighted average limited partnership units outstanding   $   12,868       13,529
                                                             ==========   ==========

See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                        Statements of Partners' Deficit
                     Years ended November 30, 2001 and 2000



                                                     Limited        General
                                                     partners       partners        Total
                                                   -----------    -----------    -----------

Balance at November 30, 1999                       $(2,727,000)      (319,000)    (3,046,000)

Net income                                           1,310,000         23,000      1,333,000
                                                   -----------    -----------    -----------

Balance at November 30, 2000                        (1,417,000)      (296,000)    (1,713,000)

Net income                                             139,000          2,000        141,000

Distributions ($20 per limited partnership unit)      (244,000)          --         (244,000)

Repurchase of 1,356 limited partnership units         (406,000)          --         (406,000)
                                                   -----------    -----------    -----------

Balance at November 30, 2001                       $(1,928,000)      (294,000)    (2,222,000)
                                                   ===========    ===========    ===========

See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                            Statements of Cash Flows
                           November 30, 2001 and 2000


                                                                        2001          2000
                                                                   -----------    -----------
Cash flows from operating activities:
    Net income                                                     $   141,000      1,333,000
    Gain on sale of Cobblestone Court                                     --       (1,541,000)
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                  595,000        706,000
        Changes in accounts affecting operations:
           Accounts receivable                                          21,000        138,000
           Tax deposit                                                (109,000)          --
           Prepaid expenses                                            (36,000)         6,000
           Accounts payable and accrued expenses                        92,000       (341,000)
           Real estate taxes payable                                   125,000           --
           Refundable tenant deposits                                   (5,000)        30,000
                                                                   -----------    -----------
             Net cash provided by operating activities                 824,000        331,000
                                                                   -----------    -----------
Cash flows from investing activities:
    Capital expenditures                                              (302,000)       (88,000)
    Proceeds from sale of Cobblestone Court, net of
      related expenses                                                    --        4,941,000
                                                                   -----------    -----------
             Net cash (used in) provided by investing activities      (302,000)     4,853,000
                                                                   -----------    -----------

Cash flows from financing activities:
    Principal payments on mortgage notes payable                          --      (13,826,000)
    Proceeds from mortgage notes payable                                  --        9,900,000
    Debt issuance costs                                                (10,000)       (93,000)
    Distributions                                                     (244,000)          --
    Repurchase of partnership units                                   (406,000)          --
                                                                   -----------    -----------
             Net cash used in financing activities                    (660,000)    (4,019,000)
                                                                   -----------    -----------
             Net (decrease) increase in cash                          (138,000)     1,165,000

Cash, beginning of year                                              1,186,000         21,000
                                                                   -----------    -----------
Cash, end of year                                                  $ 1,048,000      1,186,000
                                                                   ===========    ===========

Supplemental disclosure of cash flow information -
    cash paid during the year for interest                         $   677,000      1,145,000
                                                                   ===========    ===========

See accompanying notes to financial statements.

                   MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                          Notes to Financial Statements
                           November 30, 2001 and 2000

(1)    Summary of Significant Accounting Policies

       (a)    Description of Business

              Maxus Real Property Investors - Four, L.P. (the Partnership) is a limited partnership organized under the laws of the State of Missouri on February 9, 1982. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings and other commercial properties, apartment buildings, warehouses, and light industrial properties. The Partnership's portfolio is comprised of an apartment building located in West St. Louis County, Missouri (Woodhollow Apartments) which generated 100% and 88% of total revenues for the years ended November 30, 2001 and 2000, respectively, and a retail shopping center (Cobblestone Court) located in Burnsville, Minnesota, a suburb of Minneapolis, which generated 12% of total revenues for the year ended November 30, 2000. Cobblestone Court was sold on May 24, 2000 (see note 7).

       (b)    Basis of Accounting

              The financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America, and include only those assets, liabilities, and results of operations which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues, or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

       (c)    Ownership and Management

              Bond Purchase L.L.C. (Bond Purchase) owns all outstanding stock of Maxus Capital Corp., the managing general partner of the Partnership. The Partnership has entered into a property management agreement with Maxus Properties, Inc., an affiliate of Bond Purchase (see note 8).

       (d)    Partnership Interests

              Pursuant  to the terms of the  Partnership  Agreement,  net income
              (loss) and cash distributions are allocated 99% pro rata to the general and limited partners based upon the relationship of their original capital contributions, with the remaining 1% allocated to the general partners.

              Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

       (e)    Investment Property

              Investment property is carried at cost less accumulated depreciation. The Partnership applies Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, for the recognition and measurement of impairment of long-lived assets to be held and used and assets to be disposed of. Management reviews a property for impairment whenever events or changes in circumstances

                                                                     (Continued)

                  MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                          Notes to Financial Statements
                           November 30, 2001 and 2000

              indicate that the carrying value of a property may not be recoverable. The review of recoverability is based on an estimate of undiscounted future cash flows expected to result from its use and eventual disposition. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value of the property exceeds its estimated fair value.

              The investment property is depreciated over its estimated useful lives of thirty years using the straight-line method. Furnishings and appliances are depreciated over five to seven years using the straight-line method.

       (f)    Deferred Expenses

              Deferred expenses consist of financing costs and are amortized over the term of the related note payable.

       (g)    Revenues

              Lease agreements are accounted for as operating leases, and rentals from such leases are reported as revenues ratably over the terms of the leases.

              Included in other revenues are nonrental income items such as interest income, application fees, and late fees. During 2000, other revenues also included Cobblestone-related amounts received from tenants under provisions of lease agreements which required the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities, and common area maintenance.

       (h)    Use of Estimates

              Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

       (i)    Reclassifications

              Certain 2000 amounts have been reclassified to conform with the current year presentation.

(2)    Mortgage Note Payable

       The mortgage note payable is secured by Woodhollow Apartments and calls for monthly interest payments of $61,000, with interest fixed at 7.45%. The principal balance is due December 1, 2010.

       In the event of prepayment by the Partnership, the note requires a substantial prepayment penalty. Included in cash in the accompanying November 30, 2001 balance sheet is $147,000 of real estate tax and property insurance escrows held by the lender.

                                                                     (Continued)

                  MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                          Notes to Financial Statements
                           November 30, 2001 and 2000

(3)    Rental Revenues Under Operating Leases

       Certain Cobblestone Court lease agreements required tenant participation in certain operating expenses. Tenant participation in expenses included in other revenue approximated $80,000 for the year ended November 30, 2000.

(4)    Federal Income Tax Status

       The managing general partner believes, based upon opinion of legal counsel, that the Partnership is a partnership for income tax purposes.

       Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and, therefore, increase the partners' basis. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Bad debt expense is deductible when a receivable is written off. Gains and losses in connection with the write-up and write-down of investment property are not recognized for income tax purposes until the property is disposed of.

       The comparison of financial statement and income tax reporting is as follows:

                                                Financial       Income
                                                statement         tax
                                              -------------  ------------
                2001:
                        Net income            $   141,000        550,000
                        Partners' deficit      (2,222,000)    (3,535,000)

                2000:
                        Net income            $ 1,333,000      3,245,000
                        Partners' deficit      (1,713,000)    (3,434,000)


       The Partnership has elected to have a tax year other than a calendar tax year. Accordingly, the Partnership is required to make deposits with the Internal Revenue Service in an amount equal to the partners' estimated tax payments that have been deferred due to the tax year election. For the year ending November 30, 2000, a $109,000 deposit was made in May of 2001, which is included in the accompanying 2001 balance sheet as an income tax deposit. For the year ending November 30, 2001, a $90,000 refund will be received during 2002.

(5)    Fair Value of Financial Instruments

       SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the Partnership to disclose fair value information for all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. The Partnership's financial instruments, other than debt, are generally short-term in nature and contain minimal credit risk. These instruments consist of cash, accounts receivable, accounts payable, accrued expenses, and refundable tenant deposits. The carrying value of these assets and liabilities in the balance sheets are assumed to be at fair value.

                                                                     (Continued)

                  MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                          Notes to Financial Statements
                           November 30, 2001 and 2000


       The Partnership's mortgage note payable has a fair value of $10,220,000, based on current interest rates.

(6)    Segment Reporting

       During 2001, the Partnership had one reportable operating segment--Woodhollow Apartments. During 2000, the Partnership had two reportable operating segments--Cobblestone Court and Woodhollow Apartments. The accounting policies of the segments are the same as those described in note 1. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of general and administrative expenses, unusual and extraordinary items, and interest.


                                                        2001          2000
                                                    -----------    ----------
Revenues:
        Woodhollow Apartments                      $  2,931,000     2,701,000
        Cobblestone Court                                 ---         378,000
                                                    -----------    -----------
                                                   $  2,931,000     3,079,000
                                                    ===========    ===========
Depreciation and amortization:
        Woodhollow Apartments                      $    595,000       671,000
        Cobblestone Court                                 ---          35,000
                                                    -----------    -----------
                                                   $    595,000       706,000
                                                    ===========    ===========

Income (loss) before gain on sale of
  Cobblestone Court:
        Woodhollow Apartments                      $    141,000        (2,000)
        Cobblestone Court                                 ---        (136,000)
        Reconciling items - corporate and other           ---         (70,000)
                                                    -----------    -----------
                                                   $    141,000      (208,000)
                                                    ===========    ===========

Interest expense
        Woodhollow Apartments                      $    738,000       853,000
        Cobblestone Court                                 ---         195,000
                                                    -----------    -----------
                                                   $    738,000     1,048,000
                                                    ===========    ===========
Capital expenditures - Woodhollow Apartments       $    302,000        88,000
                                                    ===========    ===========
Assets:
        Woodhollow Apartments                      $  8,113,000     8,405,000
        Cobblestone Court                                 ---           5,000
                                                    -----------    -----------
                                                   $  8,113,000     8,410,000
                                                    ===========    ===========

(7)    Sale of Cobblestone Court

       On January 28, 2000, a sales agreement with an unrelated third party was signed on the Cobblestone Court property that provided for a sale price of $5,100,000. The sale closed on May 24, 2000, resulting in a gain of $1,541,000.

                                                                     (Continued)

                  MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                          Notes to Financial Statements
                           November 30, 2001 and 2000

(8)    Related Party Transactions

       Maxus Capital Corp. received Partnership management fees of $40,000 in both 2001 and 2000, provided for in the Partnership Agreement. In addition, Maxus Properties, Inc., an affiliate of Maxus Capital Corp., received property management fees of $144,000 and $143,000 in 2001 and 2000, respectively.

(9)    Supplementary Quarterly Data (Unaudited)


                                                                      2001
                                        -------------------------------------------------------------
                                        February 28        May 31          August 31      November 30
                                        -----------        ------          ---------      -----------
        Total revenues(1)               $   705,000        726,000          751,000         749,000
        Net income (loss)                    54,000         36,000          (29,000)         80,000
        Net income (loss) per limited
          partnership unit                     3.92           2.51            (2.31)           6.42


                                                                      2000
                                        -------------------------------------------------------------
                                        February 29        May 31          August 31      November 30
                                        -----------        ------          ---------      -----------
        Total revenues(1)               $   799,000        863,000          711,000         706,000
        Gain on sale of Cobblestone
          Court                               ---        1,541,000            ---             ---
        Net income (loss)                   (88,000)     1,520,000          (56,000)        (43,000)
        Net income (loss) per limited
          partnership unit                    (6.41)        110.43            (4.07)          (3.13)


       (1) Total revenue amounts above differ from amounts disclosed in the Partnership's Form 10QSB filings due to a reclassification of interest income to other revenue. $2,000 and $9,000 of interest income was reclassified in 2001 and 2000, respectively.

                   MAXUS REAL PROPERTY INVESTORS - FOUR, L.P.
                       Reconciliation of Partners' Deficit
                           November 30, 2001 and 2000

The reconciliation of partners' deficit between the financial statements and income tax reporting is as follows:

                                                                       Limited        General
                                                                      partners       partners        Total
                                                                    -----------    -----------    -----------
2001:
    Balance per statement of partners' deficit                      $(1,928,000)      (294,000)    (2,222,000)
    Add:
      Selling commissions and other offering costs not deductible
        for income tax purposes                                       1,733,000           --        1,733,000
      Bad debt expense not deductible for income tax purposes            58,000          1,000         59,000
      Prepaid rents included in income for income tax purposes            3,000           --            3,000
      Write-down of investment property not recognized for income
        tax purposes                                                    565,000         10,000        575,000
                                                                    -----------    -----------    -----------
                                                                        431,000       (283,000)       148,000
    Less:
      Excess depreciation deducted for income tax purposes            3,550,000        133,000      3,683,000
                                                                    -----------    -----------    -----------
             Partners' deficit per tax return                       $(3,119,000)      (416,000)    (3,535,000)
                                                                    ===========    ===========    ===========
2000:
    Balance per statement of partners' deficit                      $(1,417,000)      (296,000)    (1,713,000)
    Add:
      Selling commissions and other offering costs not deductible
        for income tax purposes                                       1,733,000           --        1,733,000
      Bad debt expense not deductible for income tax purposes            40,000           --           40,000
      Prepaid rents included in income for income tax purposes            1,000           --            1,000
      Write-down of investment property not recognized for income
        tax purposes                                                    565,000         10,000        575,000
                                                                    -----------    -----------    -----------
                                                                        922,000       (286,000)       636,000
    Less:
      Excess depreciation deducted for income tax purposes            3,930,000        140,000      4,070,000
                                                                    -----------    -----------    -----------
             Partners' deficit per tax return                       $(3,008,000)      (426,000)    (3,434,000)
                                                                    ===========    ===========    ===========

See accompanying independent auditors' report.

                   MAXUS REAL PROPERTY INVESTORS - FOUR L.P.
                    Real Estate and Accumulated Depreciation
                               November 30, 2001

                                                                                                        Column D
                                                                  Column C                            ------------
                                                    ----------------------------------------             Costs
                                                         Initial cost to Partnership                   capitalized
                                                    ----------------------------------------          subsequent to
                                Column B                        Buildings and                          acquisition
     Column A                 Encumbrances          Land         improvements          Total
     --------                 ------------          ----         ------------          -----           -----------

Woodhollow Apartments        $  9,900,000         1,014,000      11,651,000         12,665,000          4,539,000
Maryland Heights, Missouri





                     Column E                                                                                    Column I
-----------------------------------------------                                                              -----------------
               Gross amount at which                                                                           Life on which
             carried at close of period                  Column F            Column G           Column H      depreciation in
-----------------------------------------------         ------------        ------------        ---------    latest statements
                  Buildings and                         Accumulated           Date of             Date         of operations
 Land             improvements           Total          depreciation        construction         acquired       is computed
 ----             ------------           -----          ------------        ------------        ---------       -----------

1,014,000         15,615,000           16,629,000         9,844,000           1971-1972          07/28/82         30 years

                   MAXUS REAL PROPERTY INVESTORS - FOUR L.P.
                    Real Estate and Accumulated Depreciation
                     Years ended November 30, 2001 and 2000

                                                            2001          2000
                                                         -----------   -----------
Reconciliation of amounts in Column E:
    Balance at beginning of year                         $16,327,000    22,322,000
    Add cost of improvements                                 302,000        88,000
    Less sale of Cobblestone Court                                --    (6,083,000)
                                                         -----------   -----------
    Balance at end of year                               $16,629,000    16,327,000
                                                         ===========   ===========
Reconciliation of amounts in Column F:
    Balance at beginning of year                         $ 9,259,000    11,338,000
    Add depreciation expense                                 585,000       604,000
    Less accumulated depreciation on Cobblestone Court            --    (2,683,000)
                                                         -----------   -----------
    Balance at end of year                               $ 9,844,000     9,259,000
                                                         ===========   ===========
The aggregate cost of real estate owned for federal
    income tax purposes                                  $17,204,000    16,902,000
                                                         ===========   ===========

See accompanying independent auditors' report.

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